UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NETGEAR, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NETGEAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2011

10:00 a.m. Pacific Daylight Time

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Tuesday, May 24, 2011 at 10:00 a.m. Pacific Daylight Time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1. To elect eight (8) directors to serve until the next Annual Meeting of Stockholders;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. To approve the non-binding advisory proposal regarding executive compensation;

4. To approve the non-binding advisory proposal regarding the frequency of the non-binding vote on executive compensation; and

5. To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Monday, March 28, 2011 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission’s rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of

NETGEAR, INC.

Patrick C.S. Lo

Chairman and Chief Executive Officer

San Jose, California

April 13, 2011

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS PROMPTLY AS POSSIBLE.

NETGEAR, INC.

PROXY STATEMENT FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2011 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Tuesday, May 24, 2011 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2010, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 13, 2011 to all of our stockholders as of the record date, March 28, 2011. Stockholders who owned NETGEAR common stock at the close of business on March 28, 2011 are entitled to attend and vote at the annual meeting. On the record date, we had approximately 36,514,289 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. We had 29 stockholders of record as of the record date and our common stock was held by approximately 22,054 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2010, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The four proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” and “Proposal Four.” Each share of NETGEAR common stock you own entitles you to one vote. You can vote by:

•	returning the proxy or voter instruction card in the envelope provided, if you received or requested printed proxy materials;

•	following the instructions on the Notice and voting over the Internet, if you received the Notice; or

•	attending the annual meeting and voting in person at the annual meeting.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy and voter instruction card as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	FOR the non-binding advisory proposal regarding executive compensation; and

•	FOR the vote every year in the non-binding advisory proposal regarding the frequency of the non-binding vote regarding executive compensation.

Voting over the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Company Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Company Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing our Company Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Company Secretary at (408) 907-8000. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2010, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to Andrew W. Kim, our Vice President, Legal and Corporate Development and Company Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

Proposal One—Election of Directors. The eight director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by indicating the name(s) of such nominees on your proxy or voter instruction card.

Proposal Two—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three—Approval of the Non-Binding Advisory Proposal On Executive Compensation. Approval of the non-binding advisory proposal on executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four—Approval of the Vote Every Year in the Non-Binding Advisory Proposal On the Frequency of the Non-Binding Vote On Executive Compensation. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the non-binding frequency for the advisory vote on executive compensation approved by stockholders. You may vote “for” (i) one year, (ii) two years, or (iii) three years, or “abstain” from voting on this proposal.

Abstentions and Broker Non-Votes

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Three or Four, your abstention will have the same effect as a vote against such Proposal(s).

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy or voter instruction card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as the broker felt appropriate. Recent rule changes eliminate the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. For more information on this topic, see the Securities and Exchange Commission Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm. Your broker will, however, have discretionary authority to vote your shares on Proposal Two (Ratification of Appointment of Independent Registered Public Accounting Firm), which is a routine matter.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Vice President, Legal and Corporate Development and Company Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals for 2012 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2012 Annual Meeting of Stockholders must be received by us no later than December 15, 2011 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2012 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy and voter instruction card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2012 Annual Meeting is February 28, 2012, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2012 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is January 25, 2012 in connection with our 2012

Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the tenth business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder’s notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder’s notice shall also include the following information for the candidate: (i) name, age, business address and residence address of such nominee, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our amended and restated bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Company Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received,” but will not be reviewed by the Company Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters directed to the Audit Committee, our Company Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s records.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jocelyn E. Carter-Miller, Ralph E. Faison, A. Timothy Godwin, Jef Graham, Linwood A. Lacy, Jr., Gregory J. Rossmann, and Julie A. Shimer. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2012, and until their respective successors are elected and qualified or until their earlier resignation or removal. George G.C. Parker, a current member of the Board of Directors, is not standing for re-election to the Board of Directors and no individual has been nominated to fill the vacancy.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Vote Required

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to our Board of Directors. Stockholders are not entitled to cumulative voting in the election of directors.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 18, 2011, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	54	Chairman and Chief Executive Officer/Nominee	2000
Jocelyn E. Carter-Miller Ralph E. Faison	53 52	Director/Nominee Director/Nominee	2009 2003
A. Timothy Godwin	61	Director/Nominee	2003
Jef Graham	55	Director/Nominee	2005
Linwood A. Lacy, Jr.	65	Director/Nominee	2002
Gregory J. Rossmann	49	Director/Nominee	2002
Julie A. Shimer	58	Director/Nominee	2007

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Patrick founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo’s experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company’s challenges, opportunities and operations.

Jocelyn E. Carter-Miller has served as one of our directors since January 2009. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a community empowerment firm that educates and inspires children, families and communities through the development and management of charter schools and community-based programs. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc., the Interpublic Group of Companies, Inc. and a non-profit organization. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago. Ms. Carter-Miller provides in-depth understanding of marketing to home users and small businesses based on her extensive marketing and executive experience. Her experience on the boards of large public companies provides important perspective of governance and other practices to be applied to NETGEAR.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison has been the President and Chief Executive Officer and member of the Board of Directors of Pulse Electronics Corporation, a public company and manufacturer of electronic components, since January 2011, including Chairman of the Board Directors since March 2011. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T’s wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University. Mr. Faison has extensive experience in managing a large international company. He is well versed in the complex manufacturing and distribution systems of an international company. As a public company Chief Executive Officer, he advises the Company on many aspects of public company management.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida. Mr. Godwin brings many years of public accounting experience both in private practice and as Chief Financial Officer of a large international technology products wholesaler. His experience as President of a large international technology products wholesaler assists the Company in management practices.

Jef Graham has served as one of our directors since July 2005. From January 2006 to the present, Mr. Graham has served as the Chairman and CEO of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and CEO of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com

Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the CEO of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Linwood A. Lacy, Jr. has served as one of our directors since September 2002. Mr. Lacy currently is a private investor. From July 1998 to July 2001, Mr. Lacy served as Chairman of 4Sure.com, a direct marketer of computer and technology products. From October 1996 to October 1997, Mr. Lacy served as President and Chief Executive Officer of Micro Warehouse Incorporated, a microcomputer direct-marketing company. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From April 1996 to May 1996, Mr. Lacy served as Vice Chairman of Ingram Industries Inc.; from June 1995 to April 1996, he served as its President and Chief Executive Officer; and from December 1993 to June 1995, he served as its President. Mr. Lacy also currently serves as a director of GTSI Corp., an information technology company. Mr. Lacy is a director of several private companies, including Ingram Industries Inc. and Streamlite, Inc. He is also the Chairman of Streamlite, Inc. Mr. Lacy received both a B.S. degree in Chemical Engineering and an M.B.A from the University of Virginia. Mr. Lacy has served as Chief Executive Officer of a large international technology wholesaler for eleven years and of a large business-to-business computer products reseller. Having served as Chief Executive Officer of two public companies and a member of the board of directors of several technology companies, Mr. Lacy’s extensive experience in these positions, including managing large organizations during periods of significant growth, is helpful in understanding marketplace requirements.

Gregory J. Rossmann has served as one of our directors since February 2002. Mr. Rossmann currently is a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann’s extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer is currently the president and CEO of Welch Allyn, a leading manufacturer of frontline medical products and solutions. Prior to Welch Allyn, Dr. Shimer served as president and CEO of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is a member of the Board of Directors of Welch Allyn and several other private foundations. Dr. Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master’s and Doctorate degrees in Electrical Engineering from Lehigh University. Ms. Shimer has extensive experience in the management of development and selling of technology products. She provides important perspectives in business management of these activities. As a current Chief Executive Officer of a large private company, she provides guidance in overall business management to the Company’s executives.

There are no family relationships between any director or executive officer. Our Board of Directors has determined that Messrs. Faison, Godwin, Graham, Lacy, Jr. and Rossmann and Mmes. Carter-Miller and Shimer are independent under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. We strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2010 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance in person, except Mr. Graham.

Vote Required and Board of Directors’ Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of 9 meetings during 2010. Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each member of the committees meets the independence standards of Rule 4200(a)(15) of the Nasdaq Stock Market and applicable independence rules of the Securities and Exchange Commission. A majority of our Board of Directors are independent directors, as defined by the Nasdaq Marketplace rules. In 2010, all of our directors attended at least 75% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2010	Committee Functions	Meetings Held in 2010
Audit	2000	A. Timothy Godwin (Chair) Jocelyn Carter-Miller Linwood A. Lacy, Jr. George G. C. Parker*	• Reviews internal accounting procedures • Appoints independent registered public accounting firm • Reviews annual audit plan of the independent auditor, the results of independent audit, and the report and recommendations of the independent auditor • Evaluates the adequacy of our internal financial and accounting processes and controls • Determines investment policy and oversees its implementation	11

Compensation	2000	Ralph E. Faison (Chair) Jef Graham Gregory J. Rossmann Julie A. Shimer	• Administers our equity plans • Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto • Reviews and recommends general policies relating to compensation and benefits	6

Nominating and Corporate Governance	2004	Linwood A. Lacy, Jr. (Chair) Ralph E. Faison A. Timothy Godwin Jef Graham	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of Board and its committees	5

*	Mr. Parker is not standing for re-election to our Board of Directors.

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Audit Committee currently consists of Messrs. Godwin, Lacy, Jr., Parker and Ms. Carter-Miller. Mr. Parker is not standing for re-election to our Board of Directors. Our Board of Directors has determined that each of Messrs. Godwin, Lacy, Jr., Parker and Ms. Carter-Miller is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. Our Board of Directors has determined that Messrs. Godwin, Lacy, Jr., Parker and Ms. Carter-Miller are “independent” under the listing standards of the Nasdaq Stock Market. Mr. Godwin serves as chairman of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Compensation Committee currently consists of Messrs. Faison, Graham, Rossmann and Ms. Shimer, each of whom is a non-management member of our Board of Directors and each is independent under the listing requirements of the Nasdaq Stock Market. Mr. Faison serves as chairman of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. Our Nominating and Corporate Governance Committee currently consists of Messrs. Faison, Godwin, Graham and Lacy, Jr. None of the current members of the Nominating and Corporate Governance Committee is an employee of NETGEAR and each is independent under the listing requirements of the Nasdaq Stock Market. Mr. Lacy, Jr. serves as chairman of the Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals for 2012 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee approves the nominees for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on our company website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than Board and Committee compensation.

•	Mr. Lacy has served as the lead independent outside director since April 2006.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics. We will post any amendments to, or waivers from, our code of ethics on our website.

•	Directors stand for re-election every year.

•	The Audit, Compensation and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•

Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2010 Annual Meeting of Stockholders, every one of our directors who was a director at that time was in attendance in person, except Mr. Graham.

•

Directors and officers are encouraged to hold and own common stock of the company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion about the Company’s business. The Board and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Mr. Lacy has served as the lead independent director since April 2006. Mr. Lacy also serves as the chairman of the Nominating and Corporate Governance Committee. As the lead independent director, Mr. Lacy has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairman of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairman of our other committees is also paid an additional annual retainer of $4,000. In addition, the lead independent director receives an additional annual retainer of $5,000. Retainers are paid on a quarterly basis after the end of each quarter.

Our non-employee directors receive $1,000 per meeting and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairman of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis after the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period, subject to continued service through such dates. On an annual basis, a non-employee director who has been with us for at least six months at the time of our annual stockholder meeting is eligible to receive an annual grant of 6,000 restricted stock units, which will be fully vested on the date of the following year’s annual stockholder meeting. However, in the past, as a result of an insufficient amount of restricted stock units available for grant, we have granted a combination of options and restricted stock units in lieu of such annual grant of 6,000 restricted stock units. The exercise price per share of the options was the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The restricted stock units and the options shall all become fully vested on the date of the following year’s annual stockholder meeting, subject to continued service through such date.

In order to encourage continuing director education, the Nominating and Corporate Governance Committee has established a budget for director education of $6,000 over any two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks related thereto. The Company’s Compensation Committee is generally responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board regarding enterprise risk. The Risk Committee is led by the internal audit team and is composed of department heads across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company’s various functional groups.

Fiscal Year 2010 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2010 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (3)	$42,000	$136,380	$—	$178,380
Ralph E. Faison (3)	$51,000	$136,380	$—	$187,380
A. Timothy Godwin (3)	$70,000	$136,380	$—	$206,380
Jef Graham (3)	$43,000	$136,380	$—	$179,380
Linwood A. Lacy, Jr. (3)	$59,500	$136,380	$—	$195,880
George G. C. Parker (3)	$43,000	$136,380	$—	$179,380
Gregory J. Rossmann (3)	$39,000	$136,380	$—	$175,380
Julie A. Shimer (3)	$38,000	$136,380	$—	$174,380

(1)	The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2010 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each Director had the following number of restricted stock units outstanding: Jocelyn E. Carter-Miller, 11,333 units; Ralph E. Faison, 6,000 units; A. Timothy Godwin, 6,000 units; Jef Graham, 6,000 units; Linwood A. Lacy, Jr., 6,000 units; George G. C. Parker, 6,000 units; Gregory J. Rossmann, 6,000 units; and Julie A. Shimer, 6,000 units.

(2)	The amounts included in the “Option Awards” column represent the full grant date value of option stock awards granted in 2010 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each Director had the following number of options outstanding: Jocelyn E. Carter-Miller, 0; Ralph E. Faison, 0; A. Timothy Godwin, 16,800; Jef Graham, 10,133; Linwood A. Lacy, Jr., 15,000; George G. C. Parker, 1,800; Gregory J. Rossmann, 1,800; and Julie A. Shimer, 1,800.

(3)	Each of these directors were issued 6,000 restricted stock units on May 25, 2010, which vest entirely on the date of the next annual meeting of the stockholders. Each of these restricted stock units had a grant date fair value of $136,380. There were no option stock awards to the directors in 2010.

Director Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock. Directors have a five year period in which to achieve the required compliance level.

Compensation Committee Interlocks and Insider Participation

During 2010, our Compensation Committee consisted of Messrs. Faison, Graham, Rossmann, and Ms. Shimer, each of whom is a non-management member of our Board of Directors. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2010. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2010 and December 31, 2009:

Fee Category	2010 Fees	2009 Fees
Audit Fees	$1,360,041	$1,438,114
Audit-Related Fees	$19,713	$—
Tax Fees	$187,112	$154,705
All Other Fees	$3,000	$3,000

Total Fees	$1,569,866	$1,595,819

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2011 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote on compensation to our named executive officers.

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our named executive officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both NETGEAR’s performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of the named executive officers. The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2010:

•	Approximately 70% of total compensation for executive officers is variable and tied to achievement of internal performance targets or Company performance;

•	We granted long-term equity awards (four-year standard vesting) that link the interests of our named executive officers with those of our stockholders;

•	As a group, total named executive officer compensation was slightly below the 50th percentile as compared to total named executive officer compensation for our peer group companies;

•	Named executive officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and

•	We added clawback provisions to the executive bonus plan for named executive officers and stock option and restricted stock unit award agreements for named executive officers.

We believe the compensation program for the named executive officers is instrumental in helping us achieve our strong financial performance. In 2010 our revenue grew to $902.1 million, representing an increase of $215.5 million or 31.4% over the prior year. Net income grew to $50.9 million in 2010, an increase of $41.6 million or 445.5% over the prior year. Our strong earnings and operational excellence helped drive a cash, cash equivalents and short-term investments balance at the end of 2010 of $270.7 million, an increase of $23.6 million over the prior year-end.

We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the Security and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF RESOLUTION ON EXECUTIVE COMPENSATION

As described in Proposal Three above, our stockholders are being provided the opportunity to cast an advisory vote on our compensation program for named executive officers. The advisory vote in Proposal Three is referred to as a “say-on-pay vote.” This Proposal Four affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal Four, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on our compensation program for named executive officers. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of this vote in making its decisions when setting the frequency of the advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making its decisions when setting the frequency of the advisory vote on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation approved by stockholders. Our Board of Directors unanimously recommends that stockholders vote to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 18, 2011 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or that will become exercisable within 60 days of March 18, 2011, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 36,512,790 shares of our common stock outstanding as of March 18, 2011. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Options Beneficially Owned (10)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
FMR LLC (1)	4,312,292	—	4,312,292	11.8%
BlackRock, Inc. (2)	2,753,878	—	2,753,878	7.5%
Prudential Financial, Inc. (3)	1,930,003	—	1,930,003	5.3%
Jennison Associates LLC (4)	1,815,833	—	1,815,833	5.0%
The Bank of New York Mellon Corporation (5)	1,813,223	—	1,813,223	5.0%
The Vanguard Group, Inc (6)	1,804,958	—	1,804,958	4.9%
Royce & Associates, LLC (7)	1,637,700	—	1,637,700	4.5%
Executive Officers and Directors:
Patrick C.S. Lo (8)	328,383	408,371	736,754	2.0%
Christine M. Gorjanc	21,329	81,228	102,557	*
David S. Soares	17,219	56,665	73,884	*
Michael F. Falcon	11,494	2,395	13,889	*
Michael A. Werdann	—	3,124	3,124	*
Jocelyn E. Carter-Miller	10,733	—	10,733	*
Ralph E. Faison	6,000	—	6,000	*
A. Timothy Godwin (9)	24,815	16,800	41,615	*
Jef Graham	13,400	10,133	23,533	*
Linwood A. Lacy, Jr.	232,150	15,000	247,150	*
George G. C. Parker	6,400	1,800	8,200	*
Gregory J. Rossmann	21,400	1,800	23,200	*
Julie A. Shimer	17,400	1,800	19,200	*
All current directors and executive officers as a group (13 persons)	710,723	599,116	1,309,839	3.5%

*	Less than one percent of our outstanding shares of common stock

(1)	Based on information contained in an Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”) is a wholly owned subsidiary of FMR and, as an investment advisor, is deemed to beneficially own 4,306,262 shares as a result of acting as investment advisor to various investment companies including the Fidelity Low Priced Stock Fund, which owns 3,000,938 shares. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole power to dispose of 4,306,262 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 6,030 shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2011, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting and dispositive power over all of the reported shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2011, by Prudential Financial, Inc. (“Prudential”). Prudential may be deemed the beneficial owner of 1,893,103 shares. Prudential Insurance Company of America (“PICOA”) may be deemed to presently hold 36,900 shares. The address of Prudential and PICOA is 751 Broad Street, Newark, New Jersey 07102-3777.

(4)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011, by Jennison Associates LLC (“Jennison Associates”). Jennison Associates may be deemed to be the beneficial owner of the shares as a result of its role as investment adviser of the Managed Portfolios (several investment companies, insurance separate accounts, and institutional clients). Prudential Financial, Inc. (“Prudential”) may be deemed to have the power to exercise or to direct the exercise of such voting and /or dispositive power that Jennison may have as a result that Prudential indirectly owns 100% of the equity interests of Jennison. The address of Jennison Associates is 466 Lexington Avenue, New York, NY 10017.

(5)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2011, by The Bank of New York Mellon Corporation (“The Bank of New York Mellon”). All of the securities are beneficially owned by The Bank of New York Mellon and its direct or indirect subsidiaries in their various fiduciary capacities. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor New York, New York 10286.

(6)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, by The Vanguard Group, Inc (“Vanguard Group”). Vanguard Group has sole power to vote of 47,980 shares and sole power to dispose of 1,756,978 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 47,980 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(7)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2011, by Royce & Associates, LLC (“Royce & Associates”). Royce & Associates has sole voting and dispositive power over all of the reported shares. The address of Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(8)	Shares beneficially owned by Mr. Lo include (1) 41,939 shares held of record by The Patrick C.S. Lo 2009 Grantor Retained Annuity Trust, (2) 197,661 shares held of record by The Patrick and Emily Lo Revocable Living Trust Dated 4-7-99, (3) 44,183 shares held of record by the education trusts of Mr. Lo’s children, and (4) 44,600 shares held of record by Mr. Lo.

(9)	Shares beneficially owned by Mr. Godwin include (1) 3,415 shares held of record by the Maureen A. Godwin Family Trust, and (2) 21,400 shares held of record by the A. Timothy Godwin Family Trust.

(10)	The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable within 60 days of March 18, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

NETGEAR is a global networking company that delivers innovative products to consumers, businesses and service providers. In 2010 our revenue grew to $902.1 million, representing an increase of $215.5 million, or 31.4% over the prior year. Net income grew to $50.9 million in 2010, an increase of $41.6 million or 445.5% over the prior year. Our strong earnings and operational excellence helped drive a cash, cash equivalents and short-term investments balance at the end of 2010 of $270.7 million, an increase of $23.6 million over the prior year-end.

We believe the compensation program for named executive officers was instrumental in helping the Company achieve strong financial performance in 2010. The compensation of our named executive officers consists of three main elements: base salary, annual incentive compensation, and long-term incentive compensation. Compensation is based on overall company performance as well as individual performance. We continue to seek to have total compensation for named executive officers at or near the 50th percentile of our Peer Group, as identified below. We believe all of these factors help us achieve total compensation for our named executive officers that is fair, reasonable and competitive.

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are important factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key operating objectives, such as growth of sales, operating earnings and earnings per share, market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

Designing a Competitive Compensation Package

Recruitment and retention of our named executive officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee’s approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group was last reviewed and updated in August 2010 by the Compensation Committee’s compensation consultant with input from our Chief Executive Officer and Compensation Committee Chairman and consists of 17 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

Arris Group, Inc.	Aruba Networks, Inc.

Brocade Communications Systems, Inc.	Ciena Corporation

Digi International, Inc.	Emulex Corp.

Extreme Networks, Inc.	F5 Networks, Inc.

Finisar Corp.	Fortinet, Inc.

Juniper Networks, Inc.	Logitech International S.A.

NetApp, Inc.	Plantronics, Inc.

Polycom, Inc.	Radisys Corp.

SanDisk Corp.

The Peer Group is somewhat different from the group that was last used by the Compensation Committee in February 2010. Three companies were removed as a result of acquisitions (3Com Corp., Avocent Corporation, and Sonicwall, Inc.) and four were removed as a result of becoming less relevant due to relative market capitalization and/or revenues (Bigband Networks, Inc., Keytronic Corp., MRV Communications, Inc., and Network Equipment Technologies, Inc.). Five companies were added as appropriate replacements: Aruba Networks, Inc., Finisar Corp., Logitech International S.A., Plantronics, Inc. and Polycom, Inc.

Statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values.

The Compensation Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Compensation Committee but has been authorized by the Compensation Committee to work with certain executive officers of the Company. The consultant conducts regular reviews of total compensation of the named executive officers and members of the Board of Directors. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year but otherwise provides no other services to the Company.

In addition, the Company engaged Compensia, Inc., an independent third party compensation consulting firm, in 2010 to provide additional resources and analysis regarding executive compensation. Compensia was engaged by the Company generally, as opposed to the Compensation Committee. Compensia assists the Company with further analysis for the development and determination of compensation recommendations for executive officers.

In determining the appropriate individual compensation levels for named executive officers, the Compensation Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all named executive officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and

Compensation Strategies. The Compensation Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the named executive officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of Compensation Strategies in executive session without the CEO, or any other member of management, present. The Compensation Committee reviews and approves the compensation for named executive officers and the Board, including all independent members of the Board, also ratifies and approves such compensation.

Setting the Pay Mix

The Compensation Committee emphasizes performance-based compensation, at risk and dependent directly on results, for our executive team. Comparing the major elements of total compensation for 2010, on average base salary comprises approximately 29%, annual incentive compensation approximately 28%, and long-term incentive compensation approximately 43% of the pay mix. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at approximately the 50th percentile of the Peer Group for named executive officers. Our total compensation in 2010 for named executive officers as a group generally fell slightly below the 50th percentile of the Peer Group for the comparable executive position, largely as a result of long-term incentive compensation falling below the median.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally near the median of the Peer Group to facilitate a competitive recruitment and retention strategy. As a result, base salary for named executive officers is generally set at approximately the 50th percentile of the Peer Group with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Starting with the 2010 salary reviews, base salaries were and will continue to be reviewed by the Compensation Committee and approved by the independent members of the Board of Directors in the third quarter of the year, as opposed to the past practice of approval during the first quarter of the year. The Compensation Committee believes that this change in timing of approvals gives the Company more time to analyze compensation in light of Company performance for making any salary adjustments for the named executive officers. For 2010, the temporary 10% reduction in base salary for the named executive officers in effect since 2009 was removed and initial 2010 base salaries were restored to 2008 levels. In the third quarter of 2010, the Compensation Committee reviewed and determined base salaries for named executive officers to be effective as of July 1, 2010: Mr. Lo’s salary was not increased and remained at $600,000, Ms. Gorjanc’s salary was increased from $320,000 to $400,000, Mr. Soares’s salary was increased from $284,622 to $303,924, Mr. Falcon’s salary was increased from $265,000 to $288,850, and Mr. Werdann’s salary was increased from $220,000 to $250,000. As a group, the base salaries for named executive officers are slightly above the 50th percentile for the Peer Group, with individual levels ranging from 2% below to 22% above the 50th percentile.

We provide various employee benefit programs to our named executive officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. These benefit programs are generally available to all our employees on substantially equal terms.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year’s performance and equity awards that generally vest over four years to reward long-term performance.

Annual Incentive Plan. All of our named executive officers participate in an annual incentive plan. Our sales executives participate under an annual sales commission plan and are eligible to receive a cash commission based upon the achievement of certain quarterly sales goals and objectives and of individual objectives, in each case established at the beginning of the calendar year. Each non-commissioned executive participates under our annual bonus plan and is eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company and the achievement of individual objectives, in each case established at the beginning of the calendar year.

Under the 2010 executive bonus plan, our Chief Executive Officer was eligible to receive an incentive bonus of between 50% to 200% of his base salary, and each other participating named executive officer (other than Mr. Werdann who has a separate commission-based bonus described below) was eligible to receive an incentive bonus of between 25% to 75% of his or her base salary, in each case based upon the level of annual non-GAAP operating income achieved by the Company, provided however, that a minimum non-GAAP operating income threshold, typically 90% of the annual operating plan set at the beginning of the year, must be achieved before any bonus is earned. The target bonus for our Chief Executive Officer was 100% of base salary and the target bonus for each other participating named executive officer was 50% of base salary, and such target bonus was based upon us achieving the annual non-GAAP operating income target under our 2010 annual operating plan reviewed and approved by our Board of Directors at the beginning of 2010. We believe that the target performance goal was set at an appropriate level based on market and industry expectations at that time and that it was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual operating income achieved, 40% of such bonus is then conditional upon the executive’s achievement of his or her individual annual objectives. Based on our 2010 annual non-GAAP operating income of $109,665,000 exceeding the target annual operating income amount of $100,000,000, bonuses were paid to the named executive officers in the first quarter of 2011. Bonuses were paid in the first quarter of 2011 to named executive officers in recognition for services performed during fiscal year 2010. The amount paid to Mr. Lo, our Chief Executive Officer, was $870,000, which is approximately 145% of Mr. Lo’s base salary. Bonuses paid to the other named executive officers (other than the amounts paid to Mr. Werdann, which are described below) were as follows: Ms. Gorjanc received $213,639, which is approximately 59% of her base salary; Mr. Soares received $183,256, which is approximately 61% of his base salary; and Mr. Falcon received $163,860, which is approximately 61% of his base salary.

The 2010 sales commission plan for Mr. Werdann consisted of two main elements. First, 66.7% of Mr. Werdann’s sales commission plan was based upon a modified measure of profit contribution achieved by the Company as measured on a quarterly basis, with a target objective in part derived from the Company’s 2010 annual operating plan that was approved by our Board at the beginning of 2010. Profit contribution is calculated for all territories under Mr. Werdann’s leadership and is comprised of revenue less related marketing spending. The aggregate profit contribution target for 2010 was over $337,000,000 for all four quarterly periods, which included aggregate profit contribution targets for the North America and Australia regions but excluded sales to certain of our service provider customers. Second, a separate target, comprising of the remaining 33.3% of his sales commission plan, aimed at driving sales of a subset of our products was established. The commission plan also provides for the ability of Mr. Werdann to earn up to three times the commission rate for overachieving above the target measure of profit contribution. There is no cap on the dollar amount of commission that may be earned under the 2010 sale commission plan. The amount of the earned commission is calculated and paid on a quarterly basis. Mr. Werdann’s achievement against his sales commission plan ranged from 112% to 122% for the four quarterly periods in 2010. Based on the Company’s performance in 2010, Mr. Werdann earned an aggregate commission of $254,784.

In 2010, in order to minimize the risk of undue overpayment of bonus amounts, the Compensation Committee and the Board of Directors approved the addition of a clawback provision to the executive bonus plan which applies to the named executive officers. The clawback provision may require a forfeiture of previously paid bonus amounts in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual bonus award being paid to an executive officer if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion that an executive repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the bonus award. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Equity Awards. We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”). Equity grants have been granted in the past under the 2003 Plan and are periodically granted under the 2006 Plan to provide additional incentive to named executive officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards.

With respect to the size of the equity awards granted to our named executive officers, the Compensation Committee mostly relies on input from two sources to determine the amount of equity awards to be granted: research from Compensation Strategies, the Compensation Committee’s independent compensation consultant, and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive’s position, the executive’s individual performance, the number of equity awards held (if any), and the extent to which those equity awards are vested. Compensation Strategies prepares a comprehensive analysis of the equity award practices of our Peer Group. Objectively, we generally target our compensation to be at the 50th percentile of the Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the named executive officers, other than himself, with a review of the prior year’s grants as the baseline starting point and such officer’s individual performance for the year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each named executive officer for the current year.

The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our named executive officers are only granted during a Board of Directors meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.

As part of the annual compensation review in the first quarter of each year, we generally provide annual refresh equity awards to our named executive officers for that year. Executive base salary compensation was reviewed and determined in the third quarter of 2010, while annual bonus and equity awards were determined in the first quarter of 2010. The named executive officers typically receive a combination of option and restricted stock unit awards each year. For 2010, because the Company did not have a sufficient amount of restricted stock awards available to be granted under the 2006 Plan, the named executive officers received a second grant of options in June 2010 as a replacement for the annual restricted stock unit award, in addition to the annual refresh option grant in January 2010.

The Company’s 2010 long-term incentive compensation for named executive officers as a group was generally 30% below the targeted 50th percentile of the Peer Group. One explanation for this result is that the named executive officers did not receive any customary grants of restricted stock units typically granted to such individuals. This effect was exaggerated by the fact that many companies in the Peer Group started granting long-term incentive compensation at values that approximated pre-market downturn rates. The Company has been constrained by the amount of restricted stock unit awards available for grant under its stock equity plans as a result of a restriction under the 2006 Plan.

In 2010, in order to minimize the risk of granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors approved the addition of a clawback provision to award agreements for executive officers. The clawback provision may require a forfeiture of previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual option or restricted stock unit award being awarded to an executive officer if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion, that an executive forfeit and/or repay to the Company the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. As with the clawback provision enacted during 2010 relating the executive bonus plan, the policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the award. We believe this is a fair and equitable way to address any potential windfall that may benefit a named executive officer in the event that our financial statements are materially inaccurate.

We have also adopted stock ownership guidelines for our named executive officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other named executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Named executive officers have a five year period in which to achieve the required compliance level. Shares owned directly by the executive and unvested restricted stock units are counted toward the guidelines. The named executive officers continue to try to achieve these ownership levels.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each named executive officer is eligible for is governed by his or her employment agreement or offer letter with us, and in the case of Mr. Soares may be subject to certain statutory entitlements under United Kingdom labor laws in the event of an involuntary termination, depending on the facts and circumstances at the time. The Compensation Committee believes that these employment agreements and offer letters are an essential element of our named executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our named executive officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation—Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other of our most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit are available for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe have met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and certain other of our most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its compensation decisions.

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2010 (our “named executive officers”) for services rendered in all capacities for the years indicated.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2), (11)	Option Awards ($) (3), (11)	Non-Equity Incentive Plan Compensation ($) (4), (11)	All Other Compensation ($)		Total ($)
Patrick C.S. Lo,	2010	$600,000	$—	$—	$1,270,816	$870,000	$—		$2,740,816
Chairman and Chief	2009	$567,693	$55,000	$228,200	$485,813	$—	$4,154	(5)	$1,340,860
Executive Officer	2008	$599,423	$—	$575,800	$1,242,425	$—	$7,000	(6)	$2,424,648

Christine M. Gorjanc,	2010	$360,616	$—	$—	$493,783	$213,639	$—		$1,068,038
Chief Financial Officer	2009	$302,769	$29,333	$171,150	$120,769	$—	$2,585	(5)	$626,606
	2008	$318,327	$—	$431,850	$309,698	$—	$7,000	(6)	$1,066,875

David S. Soares,	2010	$299,199	$—	$—	$324,145	$183,256	$64,494	(8)	$871,094
General Manager and Senior Vice President of Retail Business (7)	2009	$264,336	$24,031	$91,280	$96,615	$—	$75,134	(9)	$551,396
	2008	$323,845	$—	$230,320	$251,391	$72,867	$84,540	(10)	$962,963

Michael F. Falcon,	2010	$267,943	$—	$—	$333,005	$163,860	$—		$764,808
Senior Vice President of	2009	$250,731	$24,292	$96,985	$72,461	$—	$2,140	(5)	$446,609
Worldwide Operations and Support	2008	$264,654	$—	$244,715	$185,819	$—	$7,000	(6)	$702,188

Michael A. Werdann,	2010	$235,231	$—	$—	$247,550	$254,784	$—		$737,565
Vice President of Worldwide Retail Sales	2009	$208,154	$20,167	$68,460	$75,200	$184,291	$—		$556,272
	2008	$219,423	$—	$172,740	$189,250	$161,793	$—		$743,206

(1)	The amounts included in the “Bonus” column represent a discretionary cash bonus earned in 2009. These amounts were paid for services performed during fiscal 2009 and were paid especially as a result of the Company’s exemplary fourth fiscal quarter 2009 financial results, which exceed expectations. These discretionary cash bonuses were paid in March 2010.

(2)	The amounts reported in this column represent the aggregate value of the stock awards granted to the named executive officers during 2010, 2009 and 2008, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Please see the “Grants of Plan-Based Awards” table for more information regarding the stock awards we granted in 2010.

(3)	The amounts reported in this column represent the aggregate value of option awards granted to the named executive officers during 2010, 2009 and 2008, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Please see the “Grants of Plan-Based Awards” table for more information regarding the option awards we granted in 2010.

(4)	The amounts included in the “Non-Equity Incentive Plan Compensation” column for all officers, other than Messrs. Soares and Werdann, represent cash bonuses earned under our annual bonus plan for each corresponding fiscal year and paid in the following March. The amounts included for Mr. Werdann represent the payments earned under his annual sales commission plans. Mr. Soares only participated in his commission plan through the first quarter of 2008, as he was transferred to the 2008 executive bonus plan following the first quarter of 2008. As such, the amount included for Mr. Soares for the fiscal 2010 year represents a cash bonus earned under our annual bonus plan and paid in March 2011.

(5)	Consists of matching contributions under our 401(k) plan that were earned in 2009 and paid in January 2010.

(6)	Consists of matching contributions under our 401(k) plan.

(7)	Mr. Soares was paid salary and certain other compensation in Pounds Sterling in 2010. In calculating the dollar equivalent for disclosure purposes, the Company converted each payment pertaining to amounts earned in 2010, 2009 and 2008 into dollars based on the average annual exchange rate in those years, which were, 1.5456, 1.5659 and 1.8552 dollars per Pound Sterling, respectively. His 2010 non-equity incentive plan compensation was paid in U.S. dollars in March 2011.

(8)	Mr. Soares received a housing allowance of $13,773, an employer matching contribution to a portable personal pension plan in the United Kingdom of $34,342 and a car and personal transportation allowance of $16,379. No tax payment gross-up was made for Mr. Soares.

(9)	Mr. Soares received a housing allowance of $27,468, an employer matching contribution to a portable personal pension plan in the United Kingdom of $30,848 and a car and personal transportation allowance of $16,818. No tax payment gross-up was made for Mr. Soares.

(10)	Mr. Soares received a housing allowance of $26,022, an employer matching contribution to a portable personal pension plan in the United Kingdom of $37,793 and a car and personal transportation allowance of $20,725. No tax payment gross-up was made for Mr. Soares.

(11)	The amounts set forth in these columns are subject to clawback provisions.

Grants of Plan-Based Awards in Fiscal Year 2010

Grants of Plan-Based Awards

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our named executive officers during the fiscal year ended December 31, 2010. All stock options were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee’s services to us cease. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our named executive officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis—Incentive Compensation—Annual Incentive Plan.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	1/29/2010	(4)	—	—	—	—	1,451	$17.54	$4,498
	2/2/2010	(1)	—	—	—	—	100,000	$21.10	$911,911
	6/13/2010	(1)	—	—	—	—	40,000	$20.80	$354,407
		(5)	—	$600,000	$1,200,000

Christine M. Gorjanc	2/2/2010	(1)	—	—	—	—	25,000	$21.10	$227,978
	6/13/2010	(1)	—	—	—	—	30,000	$20.80	$265,805
		(5)	—	$180,164	$270,247

David S. Soares	2/2/2010	(1)	—	—	—	—	20,000	$21.10	$182,382
	6/13/2010	(1)	—	—	—	—	16,000	$20.80	$141,763
		(5)	—	$151,414	$227,122

Michael F. Falcon	2/2/2010	(1)	—	—	—	—	20,000	$21.10	$182,382
	6/13/2010	(1)	—	—	—	—	17,000	$20.80	$150,623
		(5)	—	$138,512	$207,767

Michael A. Werdann	1/29/2010	(4)	—	—	—	—	1,017	$17.54	$3,153
	2/2/2010	(1)	—	—	—	—	15,000	$21.10	$136,786
	6/13/2010	(1)	—	—	—	—	12,000	$20.80	$106,322
	7/30/2010	(4)	—	—	—	—	358	$20.40	$1,289
		(2)	$—	$167,031	no cap

(1)	25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(2)	These estimated future payouts are pursuant to Mr. Werdann’s annual sales commission plan. While there is no threshold amount for 2010 payouts, the Company contemplates that a maximum cap will be imposed on potential future payouts, starting with fiscal year 2011 performance.

(3)	These amounts represent the full grant date value without regard to vesting. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company’s common stock at the date in the future when the option is exercised.

(4)	These shares were issued under our 2003 Employee Stock Purchase Plan and are not subject to vesting.

(5)	These payouts are pursuant to the terms of the Company’s 2010 annual bonus plan. The maximum payout that may be earned is dependent upon the Company’s level of operating income achieved during 2010. In addition, once the eligible payout is determined, 40% of such payout is then conditional upon the executive’s achievement of his or her individual objectives. As a result, the payout under the bonus plan may be $0.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides certain information relating to equity awards held by our named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Patrick C.S. Lo	3/11/2005	75,458	—	$15.35	3/11/2015	—		—
	5/23/2006	100,000	—	$22.68	5/23/2016	—		—
	1/12/2007	97,915	2,085	$29.23	1/12/2017	—		—
	1/12/2007	—	—	—	—	5,000	(2)	$168,400
	1/11/2008	72,915	27,085	$28.79	1/11/2018	—		—
	1/11/2008	—	—	—	—	10,000	(3)	$336,800
	1/16/2009	47,916	52,084	$11.41	1/16/2019	—		—
	1/16/2009	—	—	—	—	15,000	(4)	$505,200
	2/2/2010	—	100,000	$21.10	2/2/2020	—		—
	6/13/2010	—	40,000	$20.80	6/13/2020	—		—

Christine M. Gorjanc	12/13/2005	40,000	—	$19.55	12/13/2015	—		—
	1/12/2007	14,687	313	$29.23	1/12/2017	—		—
	1/11/2008	18,228	6,772	$28.79	1/11/2018	—		—
	1/11/2008	—	—	—	—	7,500	(3)	$252,600
	1/16/2009	1,979	13,021	$11.41	1/16/2019	—		—
	1/16/2009	—	—	—	—	11,250	(4)	$378,900
	2/2/2010	—	25,000	$21.10	2/2/2020	—		—
	6/13/2010	—	30,000	$20.80	6/13/2020	—		—

David S. Soares	5/23/2006	10,000	—	$22.68	5/23/2016	—		—
	1/12/2007	19,583	417	$29.23	1/12/2017	—		—
	1/12/2007	—	—	—	—	1,875	(2)	$63,150
	1/11/2008	14,583	5,417	$28.79	1/11/2018	—		—
	1/11/2008	—	—	—	—	4,000	(3)	$134,720
	1/16/2009	1,667	10,417	$11.41	1/16/2019	—		—
	1/16/2009	—	—	—	—	6,000	(4)	$202,080
	2/2/2010	—	20,000	$21.10	2/2/2020	—		—
	6/13/2010	—	16,000	$20.80	6/13/2020	—		—

Michael F. Falcon	1/12/2007	14,687	313	$29.23	1/12/2017	—		—
	1/12/2007	—	—	—	—	1,875		$63,150
	1/11/2008	10,937	4,063	$28.79	1/11/2018	—		—
	1/11/2008	—	—	—	—	4,250	(3)	$143,140
	1/16/2009	—	7,813	$11.41	1/16/2019	—		—
	1/16/2009	—	—	—	—	6,375	(4)	$214,710
	2/2/2010	—	20,000	$21.10	2/2/2020	—		—
	6/13/2010	—	17,000	$20.80	6/13/2020	—		—

Michael A. Werdann	1/12/2007	4,895	105	$29.23	1/12/2017	—		—
	1/12/2007	—	—	—	—	750	(2)	$25,260
	1/11/2008	10,937	4,063	$28.79	1/11/2018	—		—
	1/11/2008	—	—	—	—	3,000	(3)	$101,040
	1/16/2009	625	7,813	$11.41	1/16/2019	—		—
	1/16/2009	—	—	—	—	4,500	(4)	$151,560
	2/2/2010	—	15,000	$21.10	2/2/2020	—		—
	6/13/2010	—	12,000	$20.80	6/13/2020	—		—

(1)	25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(2)	These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on January 12, 2008, subject to the individual continuing to be a service provider through such dates.

(3)	These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on January 11, 2009, subject to the individual continuing to be a service provider through such dates.

(4)	These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on January 16, 2010, subject to the individual continuing to be a service provider through such dates.

(5)	These amounts were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2010, which was $33.68, and the number of shares pursuant to the applicable restricted stock units award.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table provides certain information relating to option exercises and stock vested by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	98,166	$1,941,427	18,000	$410,550
Christine M. Gorjanc	20,000	$341,530	11,250	$278,738
David S. Soares	34,168	$474,225	6,875	$156,624
Michael F. Falcon	16,565	$138,944	7,125	$162,279
Michael A. Werdann	16,584	$178,900	4,750	$108,658

(1)	The value realized on exercise equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement or nonqualified deferred compensation plans for named executive officers.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with the following of our current named executive officers. Each agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

We entered into an employment agreement dated December 3, 1999, as amended, with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 16, 2005, as amended, with Christine M. Gorjanc, our Chief Financial Officer. This amended agreement provides that if within one year following a change of control, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of her stock options, and severance payments at her final base salary rate for a period of 26 weeks after her termination or resignation. If Ms. Gorjanc is terminated without cause other than as set forth above, she is entitled to receive severance payments at her final base salary rate for a period of 26 weeks and will continue to have her equity awards vest for one year after such termination.

We entered into an employment agreement dated March 31, 2011, with David Soares, our General Manager and Senior Vice President of Retail Business. This agreement provides that if within one year following a change of control, Mr. Soares is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Soares is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 4, 2002, as amended, with Michael F. Falcon, our Senior Vice President of Worldwide Operations and Support. This agreement provides that if within one year following a change of control, Mr. Falcon is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of 39 weeks after his termination or resignation. If Mr. Falcon is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 39 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 3, 2003, as amended, with Michael A. Werdann, our Vice President of Worldwide Retail Sales. This agreement provides that if within one year following a change of control, Mr. Werdann is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If he is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate plus base incentive compensation, less applicable withholding, for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

For purposes of these employment agreements, “good reason” means the occurrence of any of the following conditions, subject to certain notice provisions in the executive’s respective employment agreements: (i) a material decrease in the executive’s base compensation; or (ii) a material, adverse change in the executive’s authority, responsibilities or duties, as measured against the executive’s authority, responsibilities or duties immediately prior to such change. Notwithstanding the foregoing, in no event will the executive have good reason to resign due merely to a change in title or a change in the executive’s reporting caused by a change of control or discontinuance of any duties and responsibilities solely related to the operation of a public company.

For purposes of the employment agreement for Mr. Lo, a termination “for cause” occurs if Mr. Lo is terminated for any of the following reasons: (i) theft, dishonesty, material misconduct, or any material violation of the Company’s personnel policies and procedures, or falsification of any employment or Company records;

(ii) disclosure of the Company’s confidential or proprietary information in violation of the Company’s form of invention and proprietary information agreement; (iii) any intentional action by Mr. Lo which has a material detrimental effect on the Company’s reputation or business; (iv) Mr. Lo’s failure or inability to perform any assigned duties after written notice from the Company to Mr. Lo of, and a reasonable opportunity to cure, such failure or inability, which is not less than 90 days; or (v) Mr. Lo’s conviction (including any plea of guilty or no contest) for any criminal act that impairs Mr. Lo’s ability to perform his duties under the employment agreement. For purposes of the employment agreements for Messrs. Soares, Falcon and Werdann and Ms. Gorjanc, “cause” is defined as (i) an act of dishonesty made by the executive in connection with executive’s responsibilities as an employee, (ii) executive’s conviction of, or plea of nolo contendere to, a felony, (iii) executive’s gross misconduct, or (iv) executive’s continued violation of his or her employment duties after executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that executive has not substantially performed his or her duties.

For purposes of these employment agreements, a “change of control” of the Company shall be deemed to have occurred if at any time after the effective date of the employment agreements, respectively: (i) any person, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or (ii) the Company (A) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) sells or disposes of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition; provided, however, in the case of Mr. Lo’s employment agreement, a change of control will not have occurred due solely to the decrease or increase of any ownership of the Company by Nortel Networks NA Inc., its parent corporations, subsidiaries, or affiliates.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company:

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$600,000	$1,963,222	$2,563,222
Christine M. Gorjanc	$200,000	$712,749	$912,749
David S. Soares (2)	$151,962	$528,101	$680,063
Michael F. Falcon	$216,638	$506,938	$723,576
Michael A. Werdann	$213,846	$373,039	$586,885

(1)	The value realized equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2010, which was $33.68, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

(2)	If statutory entitlements were to be triggered, under United Kingdom labor laws, Mr. Soares may additionally be entitled to one week of salary for every year of service (12 weeks as of December 31, 2010), up to a maximum of 12 weeks, plus in case of redundancy termination, an additional one and a half weeks salary (capped at 400 Pounds Sterling per week) per year of service at age 41 or above, and one week’s salary (capped at 400 Pounds Sterling per week) per year of service at age 40 or below, up to a maximum of 20 weeks. Mr. Soares has 18 weeks service as of December 31, 2010.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding options under the 2006 Plan vest immediately upon a change in control. Our named executive officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $3,952,789; Christine M. Gorjanc, $1,656,886; David S. Soares, $1,117,961; Michael F. Falcon, $1,086,816; and Michael A. Werdann, $815,451. The value realized equals the difference between $33.68 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2010) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Year after a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, within one year after a change in control of the Company.

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo (2)	$600,000	$132,446	$732,446
Christine M. Gorjanc	$200,000	$—	$200,000
David S. Soares (3)	$151,962	$—	$151,962
Michael F. Falcon	$216,638	$—	$216,638
Michael A. Werdann	$213,846	$—	$213,846

(1)	The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.”

(2)	The value realized equals the difference between $33.68 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2010) and the option or award exercise price per share, multiplied by the number of shares that would vest under the terms of Mr. Lo’s employment agreement. Mr. Lo has one option outstanding (under the 2003 Stock Plan for 27,085 unvested shares of common stock) which would accelerate in full. The exercise price per share of the option is $28.79, resulting in a value realized as of December 31, 2010 of $132,446.

(3)	If statutory entitlements were to be triggered, under United Kingdom labor laws, Mr. Soares would additionally be entitled to one week of salary for every year of service (12 weeks as of December 31, 2010), up to a maximum of 12 weeks, plus in case of redundancy termination, an additional one and a half weeks salary (capped at 400 Pounds Sterling per week) per year of service at age 41 or above, and one week’s salary (capped at 400 Pounds Sterling per week) per year of service at age 40 or below, up to a maximum of 20 weeks. Mr. Soares has 18 weeks service as of December 31, 2010

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the NETGEAR Inc. 2000 Stock Option Plan (which was terminated as to new grants in May 2003), the 2003 Stock Plan, the 2006 Long Term Incentive Plan and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,566,290	(1)	$22.23	2,251,325	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,566,290			2,251,325

(1)	Includes 532,025 shares subject to options outstanding under the 2003 Plan, 4,034,265 shares subject to options outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Includes 255,445 shares available for future issuance under the 2003 Plan, 1,483,848 shares available for future issuance under the 2006 Plan and 512,032 shares available for future issuance under the 2003 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON

JEF GRAHAM

GREGORY J. ROSSMANN

JULIE A. SHIMER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of A. Timothy Godwin, Linwood A. Lacy, Jr., George G. C. Parker and Jocelyn E. Carter-Miller, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2004, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011.

Respectfully submitted by:

THE AUDIT COMMITTEE

A. TIMOTHY GODWIN

JOCELYN E. CARTER-MILLER

LINWOOD A. LACY, JR.

GEORGE G. C. PARKER

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except as follows: Mr. Kim failed to timely file a Form 4 for one transaction in 2010.

RELATED PARTY TRANSACTIONS

We have determined that there were no related party transactions to disclose in 2010.

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

JOCELYN E. CARTER-MILLER

RALPH E. FAISON

A. TIMOTHY GODWIN

JEF GRAHAM

LINWOOD A. LACY, JR.

GEORGE G. C. PARKER

GREGORY J. ROSSMANN

JULIE A. SHIMER

Dated: April 13, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Important notice regarding the availability of proxy materials for the Stockholder Meeting to be held May 24, 2011. The Proxy Statement and Annual Report on Form 10-K are available at:

http://materials.proxyvote.com/64111Q

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

95589

▼  FOLD AND DETACH HERE  ▼

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND “1 YEAR” ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AND ATTORNEYS-IN-FACT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees:
01 Patrick C.S. Lo	05 JefGraham	☐	☐	☐
02 Jocelyn E. Carter-Miller	06 Linwood A. Lacy, Jr.
03 Ralph E. Faison	07 Gregory J. Rossmann
04 A.Timothy Godwin	08 Julie A. Shimer

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011	☐	☐	☐
	FOR	AGAINST	ABSTAIN

3. TO ADOPT, ON A NON-BINDING ADVISORY BASIS, A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN THE PROXY STATEMENT	☐	☐	☐

1 Year	2 Years	3 Years	Abstain

4. TO RECOMMEND, ON A NON-BINDING ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ☐	☐	☐	☐

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s).		YES	NO
	Will Attend Meeting	☐	☐
	Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your NETGEAR, Inc. account online.

Access your NETGEAR, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for NETGEAR, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View book-entry information
• View certificate history	• Make address changes

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-854-4593

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NETGEAR, INC.

Proxy for Annual Meeting of Stockholders

The undersigned stockholder of NETGEAR, Inc., a Delaware corporation, hereby acknowledges receipt of the 2010 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of NETGEAR, Inc. to be held on May 24, 2011, at 10:00 a.m., Pacific Daylight Time, at the Company’s headquarters located at 350 East Plumeria Drive, San Jose, CA 95134, and hereby appoints Patrick C.S. Lo and Christine M. Gorjanc, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all the shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	95589